Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form SB-2/A (No. 333-142130) of QuantRx Biomedical Corporation of our report dated April 12, 2011, on the financial statements of QuantRx Biomedical Corporation, which report appears in this annual report on Form 10-K for the year ending December 31, 2010.

/s/BehlerMick PS
BehlerMick PS
Spokane, Washington
April 14, 2011